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As filed with the Securities and Exchange Commission on March 29, 2004

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT
ON FORM S-8
UNDER THE SECURITIES ACT OF 1933

CROSSTEX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-2235832 (I.R.S. Employer Identification No.)
2501 Cedar Springs, Suite 600 Dallas, Texas 75201 (Address of principal executive offices)	75201 (Zip Code)
Crosstex Energy, Inc. Long-Term Incentive Plan (Full title of plan)
William W. Davis Crosstex Energy GP, L.P. 2501 Cedar Springs, Suite 600 Dallas, Texas 75201 (214) 953-9500 (Name, addess and telephone number of agent for service)

Copies to: Joe Dannenmaier Wesley P. Williams Thompson & Knight L.L.P. 1700 Pacific Avenue, Suite 3300 Dallas, Texas 75201 (214) 969-1700

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, $0.01 par value	1,200,000 shares	$40.20	$48,240,000	$6,112.01

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of additional shares of Common Stock that may be offered or sold pursuant to the employee benefit plan described herein as a result of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of computing the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933 on the basis of the average high and low prices of the Common Stock as reported on the Nasdaq National Market on March 23, 2004.

PART I

        Crosstex Energy, Inc. (the "Company") will send or give the document(s) containing the information specified in Part I of Form S-8 to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed with the Commission are incorporated herein by reference:

  (a)
  The Company's Annual Report of Form 10-K for the fiscal year ended December 31, 2003;

  (b)
  Current Report on Form 8-K, filed February 27, 2004; and

  (c)
  The description of the Company's Common Stock contained in Item 1 of the Company's Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on December 31, 2003.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under specific circumstances and subject to specific limitations. The Company's Restated Certificate of Incorporation and Restated Bylaws provide that the Company shall indemnify its directors and officers to the full extent permitted by the Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

        The Company has entered into indemnification agreements with its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law, as well as certain additional procedural protections. The indemnity agreements provide that directors will be indemnified to the fullest extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding as the Company's directors or executive officers, including any action on account of their services as executive officers or directors of any other company or enterprise when they are serving in such capacities at the Company's request, and including any action by the Company in its right. In addition, the indemnity agreements provide for reimbursement of expenses incurred in conjunction with being a witness in any proceeding to which the indemnitee is not a party. The Company must pay in advance of a final disposition of a proceeding to which the indemnitee is not a party. The Company must pay in advance of a final disposition of a proceeding or claim the expenses incurred by the indemnitee, no later than 10 days after its receipt of an undertaking by or on behalf of the indemnitee, to repay the amount of the expenses to the extent that it is ultimately determined that the indemnitee is not entitled to be indemnified by the Company. The indemnity agreements also provide the indemnitee with remedies in the event that the Company does not fulfill its obligations under the indemnity agreements.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation provides for that limitation of liability.

        The Company maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitation of the policies, against specific expenses in connection with the defense of, and specific liabilities which may be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

Item 7. Exemption from Registration Claimed.

        The issuance of the shares being offered by this registration statement were deemed exempt from the registration under the Securities Act of 1933 in reliance upon either Section 4(2) of the Securities Act of 1933 as transactions not involving any public offering or Rule 701 under the Securities Act of 1933 as transactions made pursuant to a written compensatory plan or pursuant to a written contract relating to compensation.

Item 8. Exhibits.

        The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9. Undertakings.

  (a)
  The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 29, 2004.

CROSSTEX ENERGY, INC.
By:	/s/ WILLIAM W. DAVIS
	Name:	William W. Davis
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

        Each person whose signature appears below appoints William W. Davis with full power of substitution, their true and lawful attorney-in-fact and agent to do any and all acts and things in the undersigned's name and on the undersigned's behalf in the undersigned's capacity as an officer or director of Crosstex Energy, Inc. in connection with, and only in connection with, the filing of this registration statement (including, but not limited to, the execution of any and all instruments for the undersigned in the undersigned's name which such person may deem necessary or advisable to enable Crosstex Energy, Inc. to comply with the Securities Act of 1933, as amended, and rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this registration statement), including specifically, but not limited to, the power and authority to sign for the undersigned any and all amendments, including post-effective amendments; and the undersigned does hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ BARRY E. DAVIS Barry E. Davis	President, Chief Executive Officer and Director (Principal Executive Officer)	March 29, 2004
/s/ SUSAN J. MCADEN Susan J. McAden	Chief Accounting Officer (Principal Accounting Officer)	March 29, 2004
/s/ BYRAN H. LAWRENCE Bryan H. Lawrence	Director	March 29, 2004
/s/ SHELDON B. LUBAR Sheldon B. Lubar	Director	March 29, 2004
/s/ FRANK M. BURKE Frank M. Burke	Director	March 25, 2004
/s/ ROBERT F. MURCHISON Robert F. Murchison	Director	March 19, 2004

INDEX TO EXHIBITS

Exhibit Number		Exhibit
4.1	-	Crosstex Energy, Inc. Long-Term Incentive Plan.
4.2	-
Restated Certificate of Incorporation of Crosstex Energy, Inc., incorporated by reference to Exhibit 3.1 to Crosstex Energy, Inc.'s Form 10-K for the year ended December 31, 2003 filed on March 26, 2004.
4.3	-	Restated Bylaws of Crosstex Energy, Inc., incorporated by reference to Exhibit 3.2 to Crosstex Energy, Inc.'s Form 10-K for the year ended December 31, 2003 filed on March 26, 2004.
5.1	-	Opinion of Thompson & Knight, L.L.P. as to the validity of the securities being registered.
23.1	-	Consent of Thompson & Knight, L.L.P. (included in Exhibit 5.1).
23.2	-	Consent of KPMG LLP.
24.1	-	Power of Attorney (set forth on the signature page contained in Part II of this Registration Statement).

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PART I
PART II INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference .
  Item 4. Description of Securities .
  Item 5. Interests of Named Experts and Counsel .
  Item 6. Indemnification of Directors and Officers .
  Item 7. Exemption from Registration Claimed .
  Item 8. Exhibits .
  Item 9. Undertakings .
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS